Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

			Votes for	Votes withheld

Liaquat Ahamed	 	 545,333,593 	 24,865,496
Ravi Akhoury	 	 545,906,178 	 24,292,911
Barbara M. Baumann	 549,255,821 	 20,943,268
Jameson A. Baxter	 548,878,213 	 21,320,877
Charles B. Curtis	 548,266,326 	 21,932,764
Robert J. Darretta	 548,954,413 	 21,244,676
Katinka Domotorffy	 547,720,210 	 22,478,879
John A. Hill	 	 548,926,132 	 21,272,957
Paul L. Joskow	 	 548,318,739 	 21,880,351
Kenneth R. Leibler	 549,128,017 	 21,071,073
Robert E. Patterson	 548,989,554 	 21,209,535
George Putnam, III	 548,805,405 	 21,393,685
Robert L. Reynolds	 549,170,754 	 21,028,335
W. Thomas Stephens 	 548,523,544 	 21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
1,401,017 	59,210 	 	69,152 	 	0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
507,595,281 	19,452,349 	43,151,459 	0


All tabulations are rounded to the nearest whole number.